FOR IMMEDIATE RELEASE December 19, 2014 Camden National Corporation Elects New Board Member Lawrence J. Sterrs Elected to CNC Board CAMDEN, Maine, December 19, 2014/PRNewswire/ -- The Board of Directors of Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”) has announced that Lawrence J. Sterrs has been elected to serve as a member of the Board of Directors and the Technology Committee of the Company. “Larry will be a great addition to the Board of Directors of Camden National Corporation as he brings a wealth of knowledge and experience within operational management and strategic planning, as well as significant experience serving on a variety of Maine boards,” said Karen W. Stanley, chair of Camden National Corporation. Sterrs has served as the board chair and CEO of the Unity Foundation since 2001. The Unity Foundation is a public charity founded in 2000 that provides strategic grant making and executive and board coaching to non-profit organization throughout Maine. The Unity Foundation provides resources and grants to help non-profit leaders and boards build stronger organizations that in return help more Maine people. Sterrs also currently serves as a board member of the Telecommunications Association of Maine, and he has served on other Maine for-profit and non-profit boards including Oxford Networks, Good Will-Hinckley and Thomas College. Sterrs has over 40 years of experience in the telecommunications industry. He is currently the board chairman of UniTek, Inc. and its telecom subsidiary, UniTel, Inc., and formerly served as the Chief Executive Officer (“CEO”) of each company. Sterrs began his career working with ConTel Corporation across the Northeast where he had executive management responsibility in network design and planning, and held various operational, legislative and regulatory positions in project management, management training and operations management. From 1991 to 1994, Sterrs worked at Berry Dunn McNeil and Parker, LLC as manager of telecommunications consulting. Sterrs has also served as the vice- chair of the Maine Telecommunications Infrastructure Steering Committee, which created the ConnectMe Authority, and a variety of other telecommunication steering committees at the request of several Maine governors. “The opportunity to serve as a board member of Camden National Corporation is exciting,” said Sterrs. “Camden National Corporation and its subsidiaries, Camden National Bank and Acadia Trust, N.A., are deeply rooted within Maine, and over its long history have built a brand that the people and communities of Maine trust for their banking and financial needs. I look forward to working for the shareholders of this great Maine company.” About Camden National Corporation Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC. ### CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com